Exhibit 99.1

Constellation Brands Reports Q2 Fiscal 2011 Results

•	Achieves comparable basis diluted EPS of $0.52 and reported basis diluted EPS of $0.43
•	Solid underlying organic performance driven by execution of U.S. go-to-market strategy
•	Strong free cash flow results drive upward revision to annual guidance; new target range set at record $375-$425 million
•	Utilizes free cash flow to further reduce debt
•	Reaffirms fiscal 2011 comparable basis diluted EPS guidance; updates reported basis diluted EPS guidance

VICTOR, N.Y., Oct. 6, 2010 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the world’s leading wine company, reported today its second quarter fiscal 2011 results.

Second Quarter 2011 Financial Highlights* (in millions, except per share data)

	Comparable	% Change	Reported	% Change
Consolidated net sales	$863	-2%	$863	-2%

Operating income	$151	-11%	$133	-5%

Operating margin	17.4%	-190 bps	15.4%	-60 bps

Equity in earnings of equity method investees**	$67	-9%	$66	-9%

Earnings before interest and taxes (EBIT)	$217	-10%	NA	NA

Net income	$109	-9%	$91	-8%

Diluted earnings per share	$0.52	-4%	$0.43	-4%

"Our second quarter results demonstrate that we are gaining momentum from the successful execution of our U.S. distributor strategy,” said Rob Sands, president and chief executive officer, Constellation Brands. “During the quarter, we experienced improving U.S. wine depletion trends and retail execution despite an uncertain consumer and competitive environment. Our brand investments and promotional activities are helping to fuel growth in the marketplace for our core brands including Robert Mondavi, Kim Crawford, Clos du Bois and Blackstone, just to name a few.”

Second Quarter 2011 Net Sales Highlights* (in millions)
	Reported			Organic
	Net Sales	% Change	Constant Currency Change	Net Sales	% Change	Constant Currency Change
Consolidated	$863	-2%	-2%	$863	3%	2%
Wine	$808	-1%	-1%	$808	4%	4%
North America Wine	$601	5%	4%	$601	5%	4%
Australia and Europe Wine	$207	-14%	-12%	$207	1%	4%
Spirits	$55	-15%	-15%	$55	-15%	-15%

*Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
** Hereafter referred to as “equity earnings.”
 NA=Not applicable

Net Sales Commentary
Reported consolidated net sales decreased two percent due primarily to the divestiture of the U.K. cider business. Organic net sales on a constant currency basis increased two percent.

Consolidated wine organic net sales on a constant currency basis increased four percent. North America wine net sales on a constant currency basis increased four percent primarily reflecting favorable product mix and an increase in volume, partially offset by higher promotion costs. The increase in shipments resulted in higher distributor inventory levels. “However, Constellation’s underlying retail takeaway as measured by SymphonyIRI was strong during the quarter with value growth of seven percent versus five percent for the industry in the 12-week period ending Sept. 5, 2010,” said Sands.

Australia and Europe wine net sales on an organic constant currency basis increased four percent versus the prior year second quarter.

Total spirits organic net sales decreased 15 percent for the quarter.  “Our second quarter spirits net sales results do not reflect the robust underlying market performance for SVEDKA Vodka with depletions growing double digits through the first half of the year,” said Sands. “Last year’s second quarter SVEDKA net sales increased approximately 90 percent driven by U.S. distributor transition activities, which created a difficult comparison.”

Operating Income and Net Income Commentary
The consolidated comparable basis operating income decline was primarily driven by an increase in corporate expense and a decrease in the Australia and Europe wine segment due in part to the divestiture of the cider business.

Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $65 million, a decrease of 10 percent from the prior year second quarter.  For second quarter 2011, Crown generated net sales of $679 million, a decrease of 2 percent, and operating income of $131 million, a decrease of 9 percent. Net sales for Crown were impacted primarily by lower volume, higher promotions and unfavorable mix. Operating income for Crown decreased primarily due to promotional investments, a contractual product cost increase and lower volume.

“Throughout the summer selling season, Crown’s sales volumes lagged depletions due to temporary wholesaler inventory reductions resulting from disruption related to a brewery strike in Mexico and Hurricane Alex,” said Sands. “However, consumer demand for Crown’s products remained solid for the second consecutive quarter driven by the ‘Win the Beach’ and World Cup Soccer promotional initiatives. Crown is targeting to build on this consumer momentum with new advertising programs during the NFL season.”

For second quarter 2011, pre-tax restructuring charges and unusual items totaled $17 million compared to $29 million for the prior year second quarter.

Interest expense totaled $50 million, a decrease of 26 percent. The decrease was primarily due to lower average interest rates and borrowings during the quarter.

The comparable basis effective tax rate for the quarter was 35 percent compared to 31 percent for the prior year second quarter. The company continues to anticipate a full year comparable basis effective tax rate of 35 percent.

Common Stock Repurchase
On April 16, 2010, the company entered into a $300 million accelerated stock buyback (ASB) transaction. During the first quarter, the company received 13.8 million shares of Class A Common Stock, representing the minimum number of shares that will be received under the ASB transaction. The company did not receive any additional shares in connection with this transaction during the second quarter. The final number of shares to be received under the ASB transaction will be determined at the close of the transaction, which is scheduled to end no later than Nov. 24, 2010.

“The company has increased its fiscal 2011 free cash flow target to a record level in the range of $375-$425 million,” said Bob Ryder, chief financial officer, Constellation Brands. “Our strong free cash flow generation for the first half of fiscal 2011 reflects our increasing focus on improving the conversion of EBITDA to free cash flow. Our plan for the remainder of the year is to utilize our free cash flow to pay down debt.”

Summary
“While some uncertainty remains in global markets, we are focused on building a stronger business for the future,” said Sands. “We have demonstrated this during the second quarter by generating strong free cash flow, paying down debt and driving profitable organic growth.”

Outlook
The table below sets forth management’s current diluted EPS expectations for fiscal year 2011 compared to fiscal year 2010 actual results, both on a reported basis and a comparable basis.

Constellation Brands Fiscal Year 2011
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY11 Estimate	FY10 Actual	FY11 Estimate	FY10 Actual
Fiscal Year Ending Feb. 28	$1.36-$1.51	$0.45	$1.63 - $1.78	$1.69

Full-year fiscal 2011 guidance includes the following current assumptions:
•	Interest expense: approximately $200 - $210 million
•
Tax rate: approximately 40 percent on a reported basis, as compared to 35 percent on a comparable basis, primarily due to a provision of five percentage points associated with the recognition in first quarter 2011 of a valuation allowance against deferred tax assets in the U.K.

•	Weighted average diluted shares outstanding: approximately 213 million
•	Free cash flow: $375-$425 million

Conference Call
A conference call to discuss second quarter fiscal 2011 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Wed. Oct. 6, 2010 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

Explanations
Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges and unusual items.  The company’s measure of segment profitability excludes restructuring charges and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands
Constellation Brands is the world’s leading wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Hardys, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B; ASX: CBR) is an S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 150 countries and operations at more than 40 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company's web site at www.cbrands.com.

Forward-Looking Statements
The statements made under the heading Outlook, and all statements other than statements of historical facts set forth in this news release regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections.  Prior to the start of the company's quiet period, which will begin at the close of business on Nov. 30, 2010, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.  During Constellation’s “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:
•	completion of various portfolio actions; implementation of consolidation activities and actual U.S. distributor transition experience;
•	fluctuations in the volume weighted average price of the Company’s Class A Common Stock during the remainder of the calculation period under the ASB transaction;
•	actual date of the termination of the calculation period under the ASB transaction;
•	final number of shares of Class A Common Stock received as a result of the ASB transaction;
•	achievement of all expected cost savings from the company's various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;
•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses and capital investment requirements;
•
restructuring charges, acquisition-related integration costs and other one-time costs associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2010,  which could cause actual future performance to differ from current expectations.

CONTACTS
Media
Angie Blackwell – 585-678-7141 Cheryl Gossin – 585-678-7191

Investor Relations
Patty Yahn-Urlaub – 585-678-7483
Bob Czudak – 585-678-7170

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	August 31, 2010	February 28, 2010
Assets
Current Assets:
Cash and cash investments	$13.9	$43.5
Accounts receivable, net	720.7	514.7
Inventories	1,722.4	1,879.9
Prepaid expenses and other	103.0	151.0
Total current assets	2,560.0	2,589.1
Property, plant and equipment, net	1,529.0	1,567.2
Goodwill	2,566.1	2,570.6
Intangible assets, net	920.1	925.0
Other assets, net	301.9	442.4
Total assets	$7,877.1	$8,094.3
Liabilities and Stockholders' Equity
Current Liabilities:
Notes payable to banks	$347.0	$371.2
Current maturities of long-term debt	308.7	187.2
Accounts payable	253.5	268.8
Accrued excise taxes	57.7	43.8
Other accrued expenses and liabilities	482.8	501.6
Total current liabilities	1,449.7	1,372.6
Long-term debt, less current maturities	3,127.7	3,277.1
Deferred income taxes	544.0	536.2
Other liabilities	325.8	332.1
Total liabilities	5,447.2	5,518.0
Total stockholders' equity	2,429.9	2,576.3
Total liabilities and stockholders' equity	$7,877.1	$8,094.3

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Six Months Ended

	August 31, 2010	August 31, 2009	August 31, 2010	August 31, 2009
Sales	$1,056.9	$1,090.7	$2,033.1	$2,094.5
Excise taxes	(194.1)	(213.9)	(382.8)	(426.1)
Net sales	862.8	876.8	1,650.3	1,668.4
Cost of product sold	(548.6)	(567.2)	(1,066.1)	(1,090.1)
Gross profit	314.2	309.6	584.2	578.3
Selling, general and administrative expenses	(167.3)	(166.3)	(336.1)	(331.4)
Restructuring charges	(13.7)	(3.2)	(18.6)	(22.1)
Operating income	133.2	140.1	229.5	224.8
Equity in earnings of equity method investees	66.4	73.2	120.9	136.0
Interest expense, net	(50.3)	(68.1)	(98.8)	(136.5)
Income before income taxes	149.3	145.2	251.6	224.3
Provision for income taxes	(58.0)	(45.5)	(111.2)	(118.1)
Net income	$91.3	$99.7	$140.4	$106.2

Earnings Per Common Share:
Basic - Class A Common Stock	$0.44	$0.46	$0.67	$0.49
Basic - Class B Convertible Common Stock	$0.40	$0.42	$0.61	$0.44

Diluted - Class A Common Stock	$0.43	$0.45	$0.65	$0.48
Diluted - Class B Convertible Common Stock	$0.40	$0.41	$0.60	$0.44

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	185.455	195.910	189.084	195.571
Basic - Class B Convertible Common Stock	23.712	23.736	23.719	23.740

Diluted - Class A Common Stock	211.149	220.714	215.136	220.274
Diluted - Class B Convertible Common Stock	23.712	23.736	23.719	23.740

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended

	August 31, 2010	August 31, 2009
Cash Flows From Operating Activities
Net income	$140.4	$106.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	61.0	77.1
Deferred tax provision (benefit)	50.6	(28.7)
Equity in earnings of equity method investees, net of distributed earnings	36.5	(12.3)
Stock-based compensation expense	25.7	25.4
Amortization of intangible and other assets	7.3	6.0
Loss (gain) on disposal or impairment of long-lived assets, net	4.8	(1.4)
Loss on business sold	-	0.8
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	(204.5)	(204.5)
Inventories	157.2	91.3
Prepaid expenses and other current assets	5.3	1.0
Accounts payable	(10.7)	(11.5)
Accrued excise taxes	13.2	17.6
Other accrued expenses and liabilities	39.7	8.8
Other, net	(20.8)	21.6
Total adjustments	165.3	(8.8)
Net cash provided by operating activities	305.7	97.4

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(43.2)	(65.1)
Investment in equity method investee	(29.7)	(0.5)
(Repayments related to) proceeds from sale of business	(1.6)	276.4
Proceeds from note receivable	60.0	-
Proceeds from sales of assets	3.1	14.5
Other investing activities	0.5	1.2
Net cash (used in) provided by investing activities	(10.9)	226.5

Cash Flows From Financing Activities
Purchases of treasury stock	(300.0)	-
Principal payments of long-term debt	(24.5)	(271.4)
Net repayment of notes payable	(24.1)	(60.2)
Payment of financing costs of long-term debt	(0.2)	-
Exercise of employee stock options	18.0	9.0
Excess tax benefits from stock-based payment awards	4.7	2.2
Proceeds from employee stock purchases	2.1	2.3
Net cash used in financing activities	(324.0)	(318.1)

Effect of exchange rate changes on cash and cash investments	(0.4)	0.8

Net (decrease) increase in cash and cash investments	(29.6)	6.6
Cash and cash investments, beginning of period	43.5	13.1
Cash and cash investments, end of period	$13.9	$19.7

Constellation Brands, Inc. and Subsidiaries
SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION
(in millions)

	Three Months Ended

	August 31, 2010	August 31, 2009	Percent Change
Constellation Wines North America (1)
Wine net sales	$600.6	$570.2	5%
Spirits net sales	55.0	64.7	(15%)
Segment net sales	$655.6	$634.9	3%
Segment operating income	$181.2	$183.8	(1%)
% Net sales	27.6%	28.9%
Equity in losses of equity method investees	$(0.3)	$(0.1)	NM

Constellation Wines Australia and Europe (1)
Wine net sales	$207.2	$241.9	(14%)
Segment net sales	$207.2	$241.9	(14%)
Segment operating (loss) income	$(3.2)	$4.1	NM
% Net sales	(1.5%)	1.7%
Equity in earnings of equity method investees	$1.5	$1.1	36%

Corporate Operations and Other segment operating loss	$(27.5)	$(18.9)	46%

Equity in earnings of Crown Imports (2)	$65.3	$72.2	(10%)

Reportable Segment Operating Income (A)	$150.5	$169.0
Restructuring Charges and Unusual Items	(17.3)	(28.9)
Consolidated Operating Income (GAAP)	$133.2	$140.1

Reportable Segment Equity in Earnings of Equity Method Investees (B)	$66.5	$73.2
Restructuring Charges and Unusual Items	(0.1)	-
Consolidated Equity in Earnings of Equity Method Investees (GAAP)	$66.4	$73.2

Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$217.0	$242.2

		Six Months Ended
		August 31, 2010	August 31, 2009	Percent Change
	Constellation Wines North America (1)
	Wine net sales	$1,132.3	$1,094.4	3%
	Spirits net sales	113.2	124.8	(9%)
	Segment net sales	$1,245.5	$1,219.2	2%
	Segment operating income	$313.7	$331.3	(5%)
	% Net sales	25.2%	27.2%
	Equity in losses of equity method investees	$(0.2)	$(1.3)	NM

	Constellation Wines Australia and Europe (1)
	Wine net sales	$404.8	$449.2	(10%)
	Segment net sales	$404.8	$449.2	(10%)
	Segment operating (loss) income	$(6.0)	$4.2	NM
	% Net sales	(1.5%)	0.9%
	Equity in earnings of equity method investees	$2.1	$2.2	(5%)

	Corporate Operations and Other segment operating loss	$(54.0)	$(41.6)	30%

	Equity in earnings of Crown Imports (2)	$119.6	$135.1	(11%)

	Reportable Segment Operating Income (A)	$253.7	$293.9
	Restructuring Charges and Unusual Items	(24.2)	(69.1)
	Consolidated Operating Income (GAAP)	$229.5	$224.8

	Reportable Segment Equity in Earnings of Equity Method Investees (B)	$121.5	$136.0
	Restructuring Charges and Unusual Items	(0.6)	-
	Consolidated Equity in Earnings of Equity Method Investees (GAAP)	$120.9	$136.0

	Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$375.2	$429.9

NM	Not Meaningful

(1)
In connection with the Company’s change in its internal management structure for its U.K. and Australia businesses and the revised strategy within these markets, the Company changed its internal management financial reporting on May 1, 2010, to consist of five operating segments: Constellation Wines North America, Constellation Wines Australia and Europe, Constellation Wines New Zealand, Crown Imports and Corporate Operations and Other. For reporting purposes, the Constellation Wines New Zealand operating segment is aggregated with the Constellation Wines North America operating segment due to, among other factors, the vast majority of the wine produced by the Constellation Wines New Zealand operating segment is sold in the U.S. and Canada. Prior period results have been restated to conform with the new segment presentation.

(2)	Crown Imports Joint Venture Summarized Financial Information
		Three Months Ended
		August 31, 2010	August 31, 2009	Percent Change

	Net sales	$679.4	$696.4	(2%)
	Operating income	$131.2	$144.7	(9%)
	% Net sales	19.3%	20.8%

		Six Months Ended
		August 31, 2010	August 31, 2009	Percent Change

	Net sales	$1,300.9	$1,335.5	(3%)
	Operating income	$240.1	$270.7	(11%)
	% Net sales	18.5%	20.3%

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company sold certain spirits value brands and contract production services on March 24, 2009, and sold its U.K. cider business on January 15, 2010, organic net sales for the respective periods are defined by the company as reported net sales less net sales of certain spirits value brands and contract production services and/or net sales of cider, as appropriate. Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

					Constant
	Three Months Ended				Currency
	August 31,	August 31,	Percent	Currency	Percent
	2010	2009	Change	Impact	Change (1)
Consolidated Net Sales
Wine	$807.8	$812.1	(1%)	-	(1%)
Spirits	55.0	64.7	(15%)	-	(15%)
Consolidated reported net sales	862.8	876.8	(2%)	-	(2%)
Less: Spirits net sales (2)	-	-
Less: Cider net sales (3)	-	(37.1)
Consolidated organic net sales	$862.8	$839.7	3%	-	2%

Consolidated Wine Net Sales
Wine	$807.8	$812.1	(1%)	-	(1%)
Less: Cider net sales (3)	-	(37.1)
Consolidated wine organic net sales	$807.8	$775.0	4%	-	4%

Constellation Wines North America Net Sales
Wine reported net sales	$600.6	$570.2	5%	1%	4%

Spirits reported net sales	$55.0	$64.7	(15%)	-	(15%)
Less: Spirits net sales (2)	-	-
Spirits organic net sales	$55.0	$64.7	(15%)	-	(15%)

Constellation Wines Australia and Europe Net Sales
Wine reported net sales	$207.2	$241.9	(14%)	(2%)	(12%)
Less: Cider net sales (3)	-	(37.1)
Wine organic net sales	$207.2	$204.8	1%	(2%)	4%

					Constant
	Six Months Ended				Currency
	August 31,	August 31,	Percent	Currency	Percent
	2010	2009	Change	Impact	Change (1)
Consolidated Net Sales
Wine	$1,537.1	$1,543.6	-	2%	(3%)
Spirits	113.2	124.8	(9%)	-	(9%)
Consolidated reported net sales	1,650.3	1,668.4	(1%)	2%	(3%)
Less: Spirits net sales (2)	-	(14.8)
Less: Cider net sales (3)	-	(64.8)
Consolidated organic net sales	$1,650.3	$1,588.8	4%	2%	1%

Consolidated Wine Net Sales
Wine	$1,537.1	$1,543.6	-	2%	(3%)
Less: Cider net sales (3)	-	(64.8)
Consolidated wine organic net sales	$1,537.1	$1,478.8	4%	3%	1%

Constellation Wines North America Net Sales
Wine reported net sales	$1,132.3	$1,094.4	3%	2%	1%

Spirits reported net sales	$113.2	$124.8	(9%)	-	(9%)
Less: Spirits net sales (2)	-	(14.8)
Spirits organic net sales	$113.2	$110.0	3%	-	3%

Constellation Wines Australia and Europe Net Sales
Wine reported net sales	$404.8	$449.2	(10%)	3%	(12%)
Less: Cider net sales (3)	-	(64.8)
Wine organic net sales	$404.8	$384.4	5%	3%	2%

(1) May not sum due to rounding as each item is computed independently.
(2) For the period March 1, 2009, through March 24, 2009, included in the six months ended August 31, 2009.
(3) For the period June 1, 2009, through August 31, 2009, included in the three months ended August 31, 2009, and the period March 1, 2009, through August 31, 2009, included in the six months ended August 31, 2009.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Three Months Ended August 31, 2010
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment (2)	Other (3)	Comparable Basis (Non-GAAP)
Net Sales	$862.8				$862.8
Cost of product sold	(548.6)	0.6	0.1		(547.9)
Gross Profit	314.2	0.6	0.1	-	314.9
Selling, general and administrative expenses ("SG&A")	(167.3)		2.9		(164.4)
Restructuring charges	(13.7)		13.7		-
Operating Income	133.2	0.6	16.7	-	150.5
Equity in earnings of equity method investees	66.4			0.1	66.5
EBIT					217.0
Interest expense, net	(50.3)				(50.3)
Income Before Income Taxes	149.3	0.6	16.7	0.1	166.7
(Provision for) benefit from income taxes	(58.0)	(0.3)	(1.3)	2.0	(57.6)
Net Income	$91.3	$0.3	$15.4	$2.1	$109.1
Diluted Earnings Per Common Share	$0.43	$-	$0.07	$0.01	$0.52
Weighted Average Common Shares Outstanding - Diluted	211.149	211.149	211.149	211.149	211.149
Gross Margin	36.4%				36.5%
SG&A as a percent of net sales	19.4%				19.1%
Operating Margin	15.4%				17.4%
Effective Tax Rate	38.8%				34.6%

	Three Months Ended August 31, 2009
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment (2)	Other	Comparable Basis (Non-GAAP)
Net Sales	$876.8				$876.8
Cost of product sold	(567.2)	2.5	13.0		(551.7)
Gross Profit	309.6	2.5	13.0	-	325.1
Selling, general and administrative expenses	(166.3)		10.2		(156.1)
Restructuring charges	(3.2)		3.2		-
Operating Income	140.1	2.5	26.4	-	169.0
Equity in earnings of equity method investees	73.2				73.2
EBIT					242.2
Interest expense, net	(68.1)				(68.1)
Income Before Income Taxes	145.2	2.5	26.4	-	174.1
(Provision for) benefit from income taxes	(45.5)	(0.9)	(7.7)	-	(54.1)
Net Income	$99.7	$1.6	$18.7	$-	$120.0
Diluted Earnings Per Common Share	$0.45	$0.01	$0.08	$-	$0.54
Weighted Average Common Shares Outstanding - Diluted	220.714	220.714	220.714	220.714	220.714
Gross Margin	35.3%				37.1%
SG&A as a percent of net sales	19.0%				17.8%
Operating Margin	16.0%				19.3%
Effective Tax Rate	31.3%				31.1%

	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	(2%)	(2%)
Cost of product sold	(3%)	(1%)
Gross Profit	1%	(3%)
Selling, general and administrative expenses ("SG&A")	1%	5%
Restructuring charges	NM	N/A
Operating Income	(5%)	(11%)
Equity in earnings of equity method investees	(9%)	(9%)
EBIT	N/A	(10%)
Interest expense, net	(26%)	(26%)
Income Before Income Taxes	3%	(4%)
(Provision for) benefit from income taxes	27%	6%
Net Income	(8%)	(9%)
Diluted Earnings Per Common Share	(4%)	(4%)

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Six Months Ended August 31, 2010
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment (4)	Other (5)	Comparable Basis (Non-GAAP)
Net Sales	$1,650.3				$1,650.3
Cost of product sold	(1,066.1)	1.6	1.1		(1,063.4)
Gross Profit	584.2	1.6	1.1	-	586.9
Selling, general and administrative expenses	(336.1)		2.9		(333.2)
Restructuring charges	(18.6)		18.6		-
Operating Income	229.5	1.6	22.6	-	253.7
Equity in earnings of equity method investees	120.9			0.6	121.5
EBIT					375.2
Interest expense, net	(98.8)				(98.8)
Income Before Income Taxes	251.6	1.6	22.6	0.6	276.4
(Provision for) benefit from income taxes	(111.2)	(0.7)	(2.6)	30.1	(84.4)
Net Income	$140.4	$0.9	$20.0	$30.7	$192.0
Diluted Earnings Per Common Share	$0.65	$-	$0.09	$0.14	$0.89
Weighted Average Common Shares Outstanding - Diluted	215.136	215.136	215.136	215.136	215.136
Gross Margin	35.4%				35.6%
SG&A as a percent of net sales	20.4%				20.2%
Operating Margin	13.9%				15.4%
Effective Tax Rate	44.2%				30.5%

	Six Months Ended August 31, 2009
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment (4)	Other	Comparable Basis (Non-GAAP)
Net Sales	$1,668.4				$1,668.4
Cost of product sold	(1,090.1)	5.2	17.8		(1,067.1)
Gross Profit	578.3	5.2	17.8	-	601.3
Selling, general and administrative expenses	(331.4)		24.0		(307.4)
Restructuring charges	(22.1)		22.1		-
Operating Income	224.8	5.2	63.9	-	293.9
Equity in earnings of equity method investees	136.0				136.0
EBIT					429.9
Interest expense, net	(136.5)				(136.5)
Income Before Income Taxes	224.3	5.2	63.9	-	293.4
(Provision for) benefit from income taxes	(118.1)	(2.0)	19.4	-	(100.7)
Net Income	$106.2	$3.2	$83.3	$-	$192.7
Diluted Earnings Per Common Share	$0.48	$0.01	$0.38	$-	$0.87
Weighted Average Common Shares Outstanding - Diluted	220.274	220.274	220.274	220.274	220.274
Gross Margin	34.7%				36.0%
SG&A as a percent of net sales	19.9%				18.4%
Operating Margin	13.5%				17.6%
Effective Tax Rate	52.7%				34.3%

	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	(1%)	(1%)
Cost of product sold	(2%)	-
Gross Profit	1%	(2%)
Selling, general and administrative expenses	1%	8%
Restructuring charges	(16%)	N/A
Operating Income	2%	(14%)
Equity in earnings of equity method investees	(11%)	(11%)
EBIT	N/A	(13%)
Interest expense, net	(28%)	(28%)
Income Before Income Taxes	12%	(6%)
(Provision for) benefit from income taxes	(6%)	(165)
Net Income	32%	-
Diluted Earnings Per Common Share	35%	2%

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
NOTES

(1)
The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables above, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.  See the tables above for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and six months ended August 31, 2010, and August 31, 2009.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

(2)
For the three months ended August 31, 2010, strategic business realignment items primarily include costs recognized by the company in connection with the Global Initiative of $8.2 million, net of a tax benefit of $1.1 million, and the Australian Initiative of $6.3 million, net of a tax benefit of $0.0 million.  For the three months ended August 31, 2009, strategic business realignment items primarily include costs recognized by the company in connection with the Global Initiative of $12.5 million, net of a tax benefit of $6.3 million, and the Fiscal 2007 Wine Plan of $4.7 million, net of a tax benefit of $1.1 million.

(3)	For the three months ended August 31, 2010, other consists primarily of an additional valuation allowance against deferred tax assets in the U.K. of $2.0 million.
(4)
For the six months ended August 31, 2010, strategic business realignment items primarily include costs recognized by the company in connection with the Global Initiative of $13.7 million, net of a tax benefit of $2.3 million, and the Australian Initiative of $6.3 million, net of a tax benefit of $0.0 million.  For the six months ended August 31, 2009, strategic business realignment items primarily include tax expense associated with the March 2009 divestiture of the value spirits business of $37.5 million and costs recognized by the company in connection with the Global Initiative of $33.6 million, net of a tax benefit of $16.4 million.

(5)	For the six months ended August 31, 2010, other consists primarily of a valuation allowance against deferred tax assets in the U.K. of $30.1 million.

DEFINITIONS
Global Initiative
The company's plan announced in April 2009 to simplify its business, increase efficiencies and reduce its cost structure on a global basis (the "Global Initiative").
Australian Initiative

The company's plan announced in August 2008 to sell certain assets and implement operational changes designed to improve the efficiencies and returns associated with its Australian business (the "Australian Initiative").

Fiscal 2008 Plan

The company's plan announced in November 2007 to streamline certain of its international operations, primarily in Australia; certain other restructuring charges incurred during the third quarter of fiscal 2008 in connection with the consolidation of certain spirits production processes in the U.S.; and its plan announced in January 2008 to streamline certain of its operations in the U.S., primarily in connection with the restructuring and integration of the operations of Beam Wine Estates, Inc. (collectively, the "Fiscal 2008 Plan").

Fiscal 2007 Wine Plan

The company's plan announced in August 2006 to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the "Fiscal 2007 Wine Plan").

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2011
Forecasted diluted earnings per share - reported basis (GAAP)	$1.36	$1.51
Strategic business realignment (1)	0.12	0.12
Other (2)	0.15	0.15
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.63	$1.78

		Actual for the Year Ended February 28, 2010
Diluted earnings per share - reported basis (GAAP)		$0.45
Inventory step-up		0.02
Strategic business realignment (1)		0.50
Other (2)		0.71
Diluted earnings per share - comparable basis (Non-GAAP) (3)		$1.69

(1)
Includes $0.09, $0.03, $0.01 and ($0.01) diluted earnings per share for the year ending February 28, 2011, associated with the Global Initiative; the Australian Initiative; the Fiscal 2008 Plan; and an expected gain on the sale of nonstrategic assets, respectively.  Includes $0.23, $0.17, $0.10, $0.05, $ 0.01 and ($0.06) diluted earnings per share for the year ended February 28, 2010, associated with the Global Initiative; tax expense associated with the March 2009 divestiture of the value spirits business;  the Australian Initiative; the Fiscal 2007 Wine Plan; other previously announced restructuring plans; and a gain recognized by the company in connection with the sale of its U.K. cider business, respectively. (3)

(2)
Includes $0.14 diluted earnings per share for the year ending February 28, 2011, associated with a valuation allowance against deferred tax assets in the U.K.  Includes $0.44, $0.16 and $0.11 diluted earnings per share for the year ended February 28, 2010, associated with impairment of certain intangible assets; loss on the contractual obligation created by the notification by the 9.9% shareholder of Ruffino S.r.l. ("Ruffino") to exercise the option to put its entire equity interest in Ruffino to the Company for a specified minimum value; and the impairment of the Company’s investment in Ruffino, respectively. (3)

(3)	May not sum due to rounding as each item is computed independently.

Free Cash Flow Guidance
Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2011
Net cash provided by operating activities (GAAP)	$485.0	$555.0
Purchases of property, plant and equipment	(110.0)	(130.0)
Free cash flow (Non-GAAP)	$375.0	$425.0

	Actual for the Six Months Ended August 31, 2010	Actual for the Six Months Ended August 31, 2009
Net cash provided by operating activities (GAAP)	$305.7	$97.4
Purchases of property, plant and equipment	(43.2)	(65.1)
Free cash flow (Non-GAAP)	$262.5	$32.3